AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

MANGAPETS, INC.

and

INTREPID WORLD COMMUNICATIONS CORPORATION

Dated as of January 29, 2007

TABLE OF CONTENTS

i

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 6.4(c)
Active Customers	Section 3.13(a)
Affiliate	Section 10.2
Agreement	Preamble
Audited Financial Statements	Section 3.7(a)
Business	Section 3.13(a)
Business Day	Section 10.2
CERCLA	Section 3.12
Certificate of Merger	Section 1.2
Certificates	Section 2.3(b)
CIPO	Section 3.13(b)
Claim Amount	Section 8.2(c)
Claim Notice	Section 8.2(c)
Code	Preamble
Commercial Code	Section 3.13(a)
Company	Preamble
Company By-laws	Section 3.2
Company Common Stock	Section 2.1(a)
Company Certificate	Section 3.2
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III Preamble
Company Intellectual Property	Section 3.13(a)
Company Material Adverse Effect	Section 3.1
Company Option	Section 2.5
Company Permits	Section 3.6
Company Products	Section 3.13(a)
Company Registered Intellectual Property	Section 3.13(a)
Company Stock Option Plan	Section 2.5
Company Stockholders' Meeting	Section 6.2
Confidentiality Agreement	Section 6.3(b)
Consultant Proprietary Information Agreement	Section 3.13(t)
Contaminants	Section 3.13(dd)
Contract	Section 3.10(c)
control	Section 10.2
Convertible Preferred Stock	Section 6.10(c)
Current Company Products	Section 3.13(a)
DGCL	Preamble
Dissenting Shares	Section 2.7
Dissenting Stockholders	Section 2.7
Domain Name	Section 3.13(a)
Effective Time	Section 1.2
Employee Proprietary Information Agreement	Section 3.13(t)
Environmental Laws	Section 3.12
Environmental Permits	Section 3.12
ERISA	Section 3.9(a)
Escrow Agent	Section 2.1(d)
Escrow Agreement	Section 2.1(d)

Escrow Fund	Section 8.3(c)
Escrow Shares	Section 2.1(d)
Exchange Act	Section 4.5(b)
Exchange Agent	Section 2.3(a)
Exchange Agreement	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Exchange Ratio	Section 2.1(a)
Financial Statements	Section 3.7(a)
Fully-Diluted Company Common Stock	Section 2.1(a)
GAAP	Section 3.7(b)
Governmental Entity	Section 3.5(b)
Hazardous Materials	Section 3.12
HSR Act	Section 4.5(b)
Initial Shares	Section 2.1(d)
Intellectual Property	Section 3.13(a)
Intellectual Property Rights	Section 3.13(a)
Investment Company Act	Section 3.20
IP Contract	Section 3.13(a)
IRS	Section 3.14
knowledge	Section 10.2
Law	Section 3.5(a)
Merger	Preamble
Merger Shares	Section 2.1(d)
MGPE	Preamble
MGPE Common Stock	Section 2.1(b)
MGPE Indemnitees	Section 8.3(a)
MGPE Material Adverse Effect	Section 4.1
MGPE Preferred Stock	Section 4.3
MGPE SEC Filings	Section 4.6(a)
Moral Rights	Section 3.13(a)
Object Code	Section 3.13(a)
Open Source	Section 3.13(y)
Ordinary Source Code Licenses	Section 3.13(bb)
Owned Domain Names	Section 3.13(kk)
Owned Software	Section 3.13(i)
Patent	Section 3.13(a)
person	Section 10.2
Proposed Company Products	Section 3.13(a)
Proxy Statement	Section 6.1(a)
PTO	Section 3.13(b)
Registered Intellectual Property	Section 3.13(a)
Representatives	Section 6.3(a)
SEC	Section 6.1(a)
Scheduled Product Releases	Section 3.13(a)
Securities Act	Section 4.5(b)
Software	Section 3.13(a)
Source Code	Section 3.13(a)
Standard Form Agreement	Section 3.13(a)
Stockholder Representative	Section 8.4(a)
Stockholders	Section 2.1(d)

Surviving Corporation Common Stock	Section 2.1(a)
subsidiary or subsidiaries	Section 10.2
Surviving Corporation	Section 1.1
Tax	Section 3.14(a)
Technology	Section 3.13(a)
Trade Secret	Section 3.13(a)
Trademarks	Section 3.13(a)
Unaudited Financial Statements	Section 3.7(a)
User Documentation	Section 3.13(a)
2006 Audited Financial Statements	Section 5.5

v

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of January 29, 2007 (this "Agreement"), by and between Mangapets, Inc., a Delaware corporation ("MGPE"), and Intrepid World Communications Corp., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of MGPE and the Company have approved and declared advisable the merger of the Company with and into MGPE (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

     WHEREAS, the respective Boards of Directors of MGPE and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into MGPE. As a result of the Merger, the separate corporate existence of the Company shall cease and MGPE shall continue as the surviving corporation of the Merger and shall be renamed "Intrepid World Communications Corp." (the "Surviving Corporation").

     SECTION 1.2 Effective Time. No later than three Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of, the DGCL (the date and time of such filing, or, if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

     SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4 Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of MGPE shall be amended in their entirety to contain the provisions to be agreed upon by the parties pursuant to the terms hereof.

     SECTION 1.5 Directors and Officers. The directors and officers listed on Exhibit A shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 1.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of MGPE, the Company or the holders of any of the following securities:

          (a) Two shares of common stock, par value $0.0001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.1(b)) shall be converted, subject to Section 2.3(e), into the right to receive one share (the "Exchange Ratio") of common stock, $0.001 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock"); provided, however, that notwithstanding anything herein to the contrary the total number of shares of the Surviving Corporation Common Stock to be issued pursuant to Section 2.1(a) shall not exceed 20,000,000 and any number of shares of the Surviving Corporation Common Stock in excess of 20,000,000 shall be deducted from the number of shares to be issued to James C. Fischbach; and, provided, further, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of MGPE Common Stock (as defined below) or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Surviving Corporation Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Surviving Corporation Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.3, without interest.

          (b) Each share of common stock, $0.001 par value per share, of MGPE ("MGPE Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. In addition, Mr. Rene Hamouth shall be issued 2,000,000 newly and validly issued, fully paid and nonassessable shares of the Surviving Corporation Common Stock.

          (c) Each share of Company Common Stock and MGPE Common Stock held in the treasury of the Company or MGPE, respectively, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     SECTION 2.2 Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, MGPE shall deposit, or shall cause to be deposited, with a bank or trust company designated by MGPE and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the Initial Shares, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto (the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for shares of Company Common Stock that are subject to conversion as provided herein. The Exchange Agent shall deliver the MGPE Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund in accordance with the terms of the Exchange Agreement to be entered into on the Effective Date between the Surviving Corporation and the Exchange Agent (the "Exchange Agreement"). Except as contemplated by Section 2.2(e) hereof, the Exchange Fund shall not be used for any other purpose.

          (b) Exchange Procedures. Within five Business Days after the Effective Time, but in any event after the receipt by the Exchange Agent from the Company of the documents set forth in Section 1(a) of the Exchange Agreement, the Surviving Corporation shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Surviving Corporation Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole Initial Shares which such holder has the right to receive in respect of the shares of Company Common Stock formerly owned by such holder, (y) cash in lieu of fractional shares of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.3(e), and (z) any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of MGPE Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of MGPE Common Stock, cash in lieu of any fractional shares of MGPE Common Stock to which such holder is entitled pursuant to Section 2.3(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c).

          (c) Distributions with Respect to Unexchanged Shares of MGPE Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to MGPE Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of MGPE Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of MGPE Common Stock issued in exchange therefor, without interest, (1) promptly, the amount of any cash payable with respect to a fractional share of MGPE Common Stock to which such holder is entitled pursuant to Section 2.3(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of MGPE Common Stock and (2) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of MGPE Common Stock.

          (d) No Further Rights in Company Common Stock. All shares of MGPE Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.3(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (e) No Fractional Shares. No certificates or scrip representing fractional shares of MGPE Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to MGPE Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of MGPE.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for eleven months after the Effective Time shall be delivered to MGPE, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to MGPE for the shares of MGPE Common Stock, any cash in lieu of fractional shares of MGPE Common Stock to which they are entitled pursuant to Section 2.3(e) and any dividends or other distributions with respect to MGPE Common Stock to which they are entitled pursuant to Section 2.3(c), in each case, without any interest thereon.

          (g) No Liability. Neither MGPE nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of MGPE Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

         (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by MGPE, the posting by such person of a bond, in such reasonable amount as MGPE may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of MGPE Common Stock, any cash in lieu of fractional shares of MGPE Common Stock to which the holders thereof are entitled pursuant to Section 2.3(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3(c), in each case, without any interest thereon.

          (i) Withholding. MGPE or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as MGPE or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by MGPE or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by MGPE or the Exchange Agent. With respect to any Stockholder who is not a foreign person, MGPE shall receive a certificate of nonforeign status in the form of Exhibit 2.3(i)(A) on or prior to the Effective Time. MGPE shall receive on or prior to the Effective Time a certificate from the Company in the form of Exhibit 2.3(i)(B) that the Company is not a "United States Real Property Holding Company" within the meaning of Code section 897(c)(2).

     SECTION 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent for any reason shall be converted into the shares of the Surviving Corporation Common Stock, any cash in lieu of fractional shares of the Surviving Corporation Common Stock to which the holders thereof are entitled pursuant to Section 2.3(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3(c).

     SECTION 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock (the "Dissenting Shares") that are issued and outstanding immediately prior to the Effective Time and are held by stockholders of the Company who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Stockholders") shall not be converted into or be exchangeable for the right to receive any shares of MGPE Common Stock, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The Company shall give MGPE (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of MGPE, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable pursuant to Section 2.1, and (ii) promptly following the occurrence of such event, MGPE shall deliver to [the Exchange Agent a certificate representing 90% of the Merger Shares to which such holder is entitled pursuant to Section 2.1 and shall deliver to the Escrow Agent a certificate representing the remaining 10% of the Merger Shares to which such holder is entitled pursuant to Section 2.1 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule delivered by the Company to MGPE prior to the execution of this Agreement (the "Company Disclosure Schedule"), which identifies exceptions only by specific Section references, the Company hereby represents and warrants to MGPE as follows:

     SECTION 3.1 Organization and Qualification; Subsidiaries. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary. Except as set forth in Section

3.1 of the Company Disclosure Schedule, the Company does not have any subsidiaries and does not hold any investment or interest of any kind in a partnership or joint venture of any kind. For purposes of this Agreement, "Company Material Adverse Effect" means any change affecting, or condition having an effect on, the Company that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company other than any change or condition relating to the economy or securities markets in general, and not specifically relating to the Company.

     SECTION 3.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company's Certificate of Incorporation (the "Company Certificate") and By-laws (the "Company By-laws"), both as amended to date, have been delivered to MGPE and are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws.

     SECTION 3.3 Capitalization. The authorized capital stock of the Company consists solely of 50,000,000 shares of Company Common Stock. As of the date hereof, 40,040,383 shares of Company Common Stock are issued and outstanding. As of the date hereof, the Company has 9,959,617 shares of Company Common Stock held in its treasury. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or other equity interests of the Company, or securities convertible into or exchangeable for such capital stock or equity interests, or obligating the Company to issue or sell any shares of capital stock or equity interests, or securities convertible into or exchangeable for such capital stock, of, or other equity interests in, the Company. Schedule 3.3 of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of the name of each holder of Company Common Stock. The Company shall update such Schedule 3.3 as of the Effective Time.

     SECTION 3.4 Authority Relative to This Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate such transactions other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of Company Common Stock specified in Section 3.17 hereof. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     SECTION 3.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (1) (assuming, the stockholder approval set forth in Section 3.4 is obtained) conflict with or violate any provision of the Company Certificate or the Company By-laws, (2) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made, conflict with or violate any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding ("Law") applicable to the Company or by which any property or asset of the Company is bound or affected other than any conflict or violation which would not result in a Company Material Adverse Effect or (3) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit (as defined in Section 3.6) or other instrument or obligation.

          (b) Except for the filing of the Certificate of Merger under the DGCL, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental, administrative, judicial or regulatory authority ("Governmental Entity") or any other person.

     SECTION 3.6 Permits; Compliance With Law. The Company is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid and in full force and effect.

     SECTION 3.7 Financial Statements.

          (a) The Company has delivered to MGPE (i) unaudited financial statements of the Company as at December 31, 2003, 2004 and 2005, and the related unaudited statements of profit and loss from operations, for such years ended December 31, 2003, 2004 and 2005, including in each case the notes thereto and (ii) the unaudited balance sheet of the Company as at each of such year ends prepared by the Company (collectively, "Financial Statements").

          (b) Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Financial Statements (including, in each case, any notes thereto) were prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") present fairly the financial position, results of operations and cash flows of the Company as of the dates thereof and for the periods indicated therein.

          (c) Except as and to the extent set forth on the Financial Statements, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared, or as if prepared, in accordance with GAAP, including normal year-end adjustments.

     SECTION 3.8 Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Company Disclosure Schedule, from December 31, 2005 (unless otherwise noted in this Section 3.8) to the date of this Agreement, the Company has not:

          (a) suffered any Company Material Adverse Effect in its financial condition or in the operations of its business, nor any Company Material Adverse Effect with respect to any of the items on its Financial Statements, including but not limited to cash distributions or material decreases in the net assets of the Company;

          (b) suffered any damage, destruction or loss, whether or not covered by insurance, in an amount in excess of $10,000.00;

          (c) granted or agreed to make any increase in the compensation payable or to become payable by the Company to its directors, officers or employees outside of the ordinary course of business consistent with past practice;

          (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of capital stock of the Company or declared any direct or indirect redemption, retirement, purchase or other acquisition by the Company of such shares other than repurchases of capital stock of the Company at original issue prices from former employees or consultants pursuant to written agreements providing for their repurchase in the event of termination of employment or consultancy;

          (e) issued any shares of capital stock of the Company or any warrants, rights or options or entered into any commitment relating to the shares of capital stock of the Company;

          (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein other than changes required by changes in GAAP;

          (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

          (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset other than in the ordinary course of business;

          (i) suffered any dispute involving any employee that may reasonably be expected to result in a Company Material Adverse Effect;

          (j) engaged in any activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure), in either case, other than in the ordinary course of business;

          (k) incurred any liabilities, contingent or otherwise, either matured or unmatured (whether or not required to be reflected in the Financial Statements in accordance with GAAP, and whether due or to become due) except for (i) liabilities identified as such in the "liabilities" column of any of the Financial Statements, and (ii) accounts payable or accrued salaries that have been incurred by the Company since December 31, 2005 in the ordinary course of business and consistent with the Company's past practices;

          (l) permitted or allowed any of its material property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except as set forth in Section 3.8 of the Company Disclosure Schedule, other than any purchase money security interests incurred in the ordinary course of business;

          (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or stockholders or any Affiliate or associate of any of the foregoing; or

          (n) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the Company Disclosure Schedule.

     SECTION 3.9 Employee Benefit Plans and Executive Compensation.

          (a) The Company has no "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase, or other incentive plan (including any equity or equity-based plan), top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, collective bargaining agreement, indemnification agreement, or retainer agreement, or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained, or contributed to, by the Company or to which the Company is required to contribute.

          (b) Except as set forth in Section 3.9(f) of the Company Disclosure Schedule, as of the date hereof, the Company is not a party to or is bound by:

          (1) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors or any other employee who is one of the ten (10) most highly compensated employees, including base salary and bonuses;

          (2) any agreement of indemnification or guaranty by the Company not entered into in the ordinary course of business other than indemnification agreements between the Company and any of its officers or directors in standard forms; or

          (3) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its employees to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights.

     SECTION 3.10 Contracts. (a) Section 3.10 of the Company Disclosure Schedule contains a complete and accurate list of each of the following Contracts:

               (i) Contracts relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business) or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

               (ii) Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity of the Company;

               (iii) any letters of credit or similar arrangements relating to the Company;

               (iv) any employment agreements with any employee of the Company or other

     Person on a consulting basis;

               (v) any management, consulting or advisory agreements, or severance plans or arrangements for any present or former employee of the Company;

               (vi) any non-disclosure agreements and non-compete agreements binding present and former employees of the Company;

               (vii) any agreement under which the Company is lessee of or holds or operates any property, real or personal;

               (viii) any agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal;

               (ix) any agreement relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any person involving the Company or pursuant to which or the Company has any liability, contingent or otherwise;

               (x) any powers of attorney granted by or on behalf of the Company;

               (xi) any agreement, other than agreements entered into in the ordinary course of the Company's business consistent with past practice, which prevents the Company from disclosing confidential information or which prohibits the Company from freely engaging in business anywhere in the world;

               (xii) any sales distribution agreements, franchise agreements and advertising agreements relating to the Company;

               (xiii) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company;

               (xiv) any agreement pursuant to which the Company has agreed to defend, indemnify or hold harmless any other Person;

               (xv) any agreement pursuant to which the Company has agreed to settle any liability for Taxes;

               (xvi) any agreement pursuant to which the Company has agreed to shift or allocate the liability of the Company or any other person for Taxes; and

               (xvii) any other agreement of the Company or by which the Company is bound.

          (b) The Company has delivered to MGPE a true and complete copy of each written arrangement listed on Section 3.10 of the Company Disclosure Schedule. With respect to each: (i) the Contract is in full force and effect and is valid and enforceable in accordance with its terms against the Company and, to the Company's knowledge, by the Company against the other party thereto; (ii) the Company is not in breach or default thereof; (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or, to the Company’s knowledge, constitute a breach or default thereof by any other party thereto; (iv) no event has occurred that would permit termination, modification, or acceleration thereof by any other party thereto; and (v) the Company has not repudiated and no other party thereto has repudiated or acted in a manner inconsistent with any provision thereof; provided, however, that for purposes of this sentence only, the Company's knowledge shall not contain the requirement of due investigation. The Contracts constitute all of the contracts necessary to conduct all operations of the Company as they are currently conducted or as they are currently contemplated to be conducted. The Company is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed on Section 3.10 of the Company Disclosure Schedule under the terms of this Section 3.10.

          (c) Each contract, arrangement, commitment or understanding of any type or form described in this Section 3.10, whether or not set forth in Section 3.10 of the Company Disclosure Schedule, is referred to herein as a "Contract."

     SECTION 3.11 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the Company’s knowledge, threatened against the Company or for which the Company is obligated to indemnify a third party. The Company is not subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.12 Environmental Matters.

          (a) Except to the extent that it would not have a Company Material Adverse Effect, the Company (1) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (2) holds or has applied for all Environmental Permits necessary to conduct its current operations and (3) is in compliance with its Environmental Permits.

          (b) Except to the extent that it would not have a Company Material Adverse Effect, the Company has not received any written notice, demand, letter, claim or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law.

          (c) Except to the extent that it would not have a Company Material Adverse Effect, the Company (1) has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or threatened in writing against the Company or asserted in writing against the Company with respect thereto, or (2) is not an indemnitor in connection with any claim threatened in writing against the Company or asserted in writing against the Company by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

          (d) None of the real property owned or leased by the Company is listed or proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state list of sites requiring investigation or cleanup.

          For purposes of this Agreement:

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

          "Environmental Laws" means any federal, state or local statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

          "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

          "Hazardous Materials" means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos- containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

     SECTION 3.13 Intellectual Property.

          (a) Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

          "Active Customers" means those customers of the Company or its subsidiaries that have paid for, received or are entitled to receive, any Company Product or service offered by the Company or any of its subsidiaries.

          "Business" means the operation of the businesses of the Company and its subsidiaries as currently conducted by the Company and its subsidiaries as of the date hereof, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, support, provision and sale or license of any Current Company Product or services, and further including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, support, provision and sale or license of any Proposed Company Product.

          "Commercial Code" means generally commercially available binary code (other than development tools and development environments) where available for an average cost of not more than $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).

           "Company Intellectual Property" means any and all Intellectual Property that is owned by or exclusively licensed to the Company or its subsidiaries. All Company Intellectual Property that is an Intellectual Property Right (other than Trade Secrets) that are material to the conduct of the Business (including services provided by the Company or any of its subsidiaries) and the business as proposed by the Company to be conducted in existence as of the date of this Agreement are identified in Section 3.13(a)(i) of the Company Disclosure Schedule. For the sake of clarity, an item of Technology that is owned by a third Person (such as a CDROM, tape, box, etc.) is not Company Intellectual Property even if such Technology contains embodiments of Intellectual Property Rights that are owned by the Company or its subsidiaries. In that case, only Intellectual Property Rights, and not the Technology, are included in the definition of Company Intellectual Property

           "Company Products" means Software and any products that are or have been in the preceding five (5) years offered for sale, lease or license by the Company or any of its subsidiaries.

           "Company Registered Intellectual Property" means Registered Intellectual Property that is owned or filed in the name of the Company or any of its subsidiaries.

           "Current Company Products" means those Company Products that are as of the date hereof offered for sale, lease or license by the Company or any of its subsidiaries.

          "Intellectual Property" means Technology (as defined below) and Intellectual Property Rights.

          "Intellectual Property Rights" means, collectively, all of the following intangible legal rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) issued patents, pending patent applications, patent disclosures, and patent rights, including any and all continuations, continuations in part, divisionals, provisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof, inventions, invention disclosures, discoveries and improvements, with respect to patentable subject matter ("Patent"); (ii) works of authorship and rights associated with works of authorship, including copyrights, copyright applications, copyright registrations, circuit topographies, codes, software and Moral Rights; (iii) mask works and other non-patentable inventions, discoveries and improvements; (iv) rights in trademarks, trademark registrations, and applications therefore, trade names, business names, brand names, service marks, service names, logos, or trade dress, and general intangibles of a like nature or other indications of source and any goodwill symbolized by or associated with such marks ("Trademarks"); (v) rights relating to trade secrets (including those trade secrets defined in the United States Uniform Trade Secrets Act, and under corresponding statutory and common law of any country in the world or under any treaty), confidential business, technical and know how information inventions, invention disclosures, blueprints, drawings, specifications, designs, plans, proposals, discoveries, improvements, concepts, ideas, compositions, inventor's notes, methods, processes, formulae, techniques, technical data, business and marketing plans and other proprietary or non-public business information, including customer lists, research and development information (whether or not patentable), excluding any rights in respect of any of the foregoing that comprise or are protected by Patents ("Trade Secret"); (vi) Internet domain names, World Wide Web URLs or addresses, any goodwill associated therewith and any other rights relating thereto granted by any governmental or quasi governmental authority, including Internet domain name registrars ("Domain Name"); (vii) claims, causes of action, defenses, and rights to sue for past infringement relating to the enforcement of any of the foregoing; (viii) any goodwill symbolized by or associated with any of the foregoing; and (ix) all other intellectual or proprietary rights that are enforceable in any and all jurisdiction throughout the world.

           "IP Contract" means any Contract to which the Company or any of its subsidiaries is a party that relates to any Intellectual Property Rights other than (i) in-license Contracts of public or Open Source Technology listed in Section 3.13(y) of the Company Disclosure Schedule, (ii) in-license Contracts for Commercial Code, and (iii) Standard Form Agreements. Notwithstanding, IP Contracts shall (1) be limited to those Contracts entered into on or after January 1, 2001, together with such other Contracts that to the knowledge of the Company are within the scope of the foregoing definition, and (2) exclude any terminated or expired Contracts under which, to the knowledge of the Company, the Company has no present or future performance obligations.

          "Moral Rights" means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author's reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

          "Object Code" shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

          "Proposed Company Products" means those software products that constitute or are designed or intended by the Company to be incorporated into the Scheduled Product Releases.

           "Registered Intellectual Property" shall mean Intellectual Property Rights that have been registered, filed, certified or recorded with or by any Governmental Entity.

           "Scheduled Product Releases" means each and every new version or release of a Company Product or new product that is presently contemplated by the Company to be offered for sale, lease or license by the Company or any subsidiary any time after the date hereof through and including December 31, 2008.

           "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all User Documentation, including user manuals and training materials, relating to any of the foregoing, in each case developed, owned or distributed by the Company or any of its subsidiaries.

           "Source Code" shall mean human readable computer software and code, in form other than Object Code form or machine readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human readable form.

           "Standard Form Agreement" shall mean (i) customer licenses; (ii) conductor participation agreements; (iii) reseller agreements; (iv) affiliate provider agreements; (v) contracted services agreements; (vi) system integrator agreements; (vii) other standard form agreements used by the Company in the course of its business; and (viii) non-exclusive non-disclosure agreements, in each of (i)-(vii) that do not materially differ in substance from the Company's standard forms included in Section 3.13(a)(ii) of the Company Disclosure Schedule.

           "Technology" shall mean any or all tangible embodiments of the following: (i) works of authorship including, without limitation, computer programs in any form, including but not limited to, Source Code and Object Code, whether embodied in software, firmware or otherwise, development tools, documentation, designs, files, records, data and all media on which any of the foregoing is recorded, all mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, trade secrets and know how; (iv) databases, data compilations and collections, customer lists and technical data; (v) logos, trade names, trade dress, trademarks and service marks; and (vi) all instantiations and disclosures of the foregoing in any form and embodied in any media, and all documentation related to the foregoing.

           "User Documentation" means explanatory and informational materials concerning the Company Products (and/or Proposed Company Products to the extent in existence as of the Closing), in printed or electronic format, which the Company or any subsidiary has released for distribution to end users with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

           (b) Section 3.13(b) of the Company Disclosure Schedule (i) lists all Company Registered Intellectual Property as of the date hereof and (ii) lists any current proceedings or actions relating to any of the Company Registered Intellectual Property before any court or tribunal (including the United States Patent and Trademark Office (the "PTO"), the Canadian Intellectual Property Office (the 14

"CIPO") or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved.

           (c) All necessary registration, maintenance and renewal fees in connection with Company Registered Intellectual Property presently due have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Canada or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Each item of Company Registered Intellectual Property (other than Patents) that is not an application is, valid and subsisting. With respect to Company Registered Intellectual Property that is a Patent, each such item of Company Registered Intellectual Property (that is not a Patent application) is, valid and subsisting; provided , however , no representation is made to Patent invalidity that results from any reason other than (i) a failure to disclose to the applicable patent or other relevant governmental organization prior art that was known, or should have been known in the exercise of reasonable diligence, or (ii) any act, statement or failure to act by or on behalf of the Company. There are no actions that must be taken by any Person within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property

          (d) Section 3.13(d) of the Company Disclosure Schedule lists all Current Company Products. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, for each Company Product that constitutes or includes Intellectual Property Rights that are owned by the Company or any of its subsidiaries, the Company and each of its subsidiaries have taken appropriate measures to make all such Company Intellectual Property Registered Intellectual Property.

           (e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, as of the Closing Date, all Company Intellectual Property that is owned by the Company or any of its subsidiaries will be fully transferable, alienable or licensable by the Surviving Corporation and/or MGPE without restriction and without payment of any kind to any third party, subject to Permitted Liens.

           (f) Each item of Company Intellectual Property owned by the Company or any of its subsidiaries, including all Company Registered Intellectual Property listed in Section 3.13(b) of the Company Disclosure Schedule, is free and clear of any Liens other than Permitted Liens.

           (g) The Company is the sole owner or exclusive licensee of all Intellectual Property Rights (other than Domain Names) in Company Intellectual Property, subject to Permitted Liens.

           (h) Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, to the extent that any Intellectual Property material to the Business (including services provided by the Company or any of its subsidiaries) and the business as proposed by the Company to be conducted (including without limitation the Current Company Products and Proposed Company Products (to the extent in existence as of the Closing)) has been developed or created independently or jointly by any Person other than the Company or any of its subsidiaries for which the Company or any of its subsidiaries has provided funding or compensation for such development or creation, the Company or such subsidiary, as the case may be, has a written Contract with such Person with respect thereto, and the Company or such subsidiary, as the case may be, thereby has obtained a valid and enforceable assignment sufficient to transfer ownership of, and are the exclusive owners of, all such Intellectual Property Rights therein (including the right to seek future and unrecovered past damages with respect to third party infringers) by operation of law or by valid assignment, and, has obtained the waiver, to the maximum extent permitted under applicable law, of all applicable Moral Rights. With respect to any such assignment of Registered

Intellectual Property, the Company or such subsidiary, as the case may be, and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or such subsidiary, as the case may be, has recorded each such assignment with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office, CIPO or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

           (i) Except for Permitted Liens and excluding Domain Names, no third party owns or has any right to own (contingent or otherwise) any of the Company Intellectual Property that is owned by the Company or any of its subsidiaries. Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has (i) since January 1, 2001, or to the knowledge of the Company, transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that is or was Company Intellectual Property and material to the conduct of the Business (including services provided by the Company or any of its subsidiaries) and the business as proposed by the Company to be conducted, to any other Person or (ii) permitted the Company's or any of its subsidiaries' rights in Company Registered Intellectual Property or Copyrights or Trademarks owned by the Company or its subsidiaries to lapse or enter into the public domain since January 1, 2002, except for Intellectual Property Rights expiring at the end of their statutory term (as applicable).

           (j) Except as set forth in Section 3.13(j) of the Company Disclosure Schedule, there is no IP Contract pursuant to which the Company or its subsidiaries has granted any Person any right, license or permission to use any of the Trademarks which are part of the Company Intellectual Property other than non-exclusive licenses under Contracts where the right of the other Person to use such Trademarks is or will be within six (6) months from the date hereof terminated or expired, or is subject to an unqualified right of termination in favor of the Company or its subsidiaries as applicable exercisable within six (6) months of the date hereof. Except as set forth in Section 3.13(j) of the Company Disclosure Schedule, none of such marks has since January 1, 2002 been, or is now, involved in any opposition or cancellation proceedings, nor are any such proceedings threatened to the knowledge of the Company.

           (k) The (i) Company Intellectual Property (ii) the public or Open Source Technology listed in Section 3.13(y) of the Company Disclosure Schedule, (iii) Commercial Code and (iv) the licenses set forth on Section 3.13(l) of the Company Disclosure Schedule, constitute all of the material Intellectual Property Rights used in, necessary to or that otherwise would be infringed by, the conduct of the business of the Company and its subsidiaries as it currently is conducted, including the design, development, manufacture, use, import, support and sale or license of any products or services provided by the Company or any of its subsidiaries. To the knowledge of Company, Section 3.13(k) of the Company Disclosure Schedule sets forth a list of any third party software that Company and/or any of its subsidiaries expects to use with, or that is otherwise required by, any Proposed Company Product, excluding only software for which the Company is licensed for such Proposed Company Product use and which software is already disclosed in Section 3.13(l) or Section 3.13(y) of the Company Disclosure Schedule.

           (l) Section 3.13(l) of the Company Disclosure Schedule lists all IP Contracts that (i) relate to Active Customers, (ii) provide the Company or any subsidiaries any license or right to any Intellectual Property Right of a third party that is material to the Business (including services provided by the Company or any of its subsidiaries) and the business as proposed by the Company to be conducted, or (iii) are otherwise material to the Business (including services provided by the Company or any of its subsidiaries) and the business as proposed by the Company to be conducted.

          (m) Except for Contracts to which the Company or any of its subsidiaries is a party that may provide ownership or license rights to improvements or derivative works created in violation of the terms of such Contract, no third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its subsidiaries in or to such third party Intellectual Property. The Company or any of its subsidiaries has not created any improvements or derivative works in violation of the terms of any Contract.

           (n) Except for Contracts disclosed pursuant to any subsection of Section 3.13 of the Company Disclosure Schedule, and except for obligations under Standard Form Agreements entered into in the ordinary course of business, neither the Company nor any of its subsidiaries is a party to any Contract pursuant to which the Company or such subsidiary, as applicable, has any material obligations (whether or not contingent) relating to Intellectual Property which obligations have not been performed, waived or satisfied.

           (o) There are no Contracts between the Company or any of its subsidiaries and any other Person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted or contemplated by the Company or any of its subsidiaries to be conducted under which there is any material unresolved dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or any of its subsidiaries thereunder.

           (p) The operation of the business of the Company and its subsidiaries as it has been and is currently conducted, or is contemplated to be conducted, by the Company and its subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, support and sale or license of any Company Product has, not, does not and will not, when conducted in substantially the same manner by MGPE and/or Surviving Corporation following the Closing (including without limitation the design, development, use, import, branding, advertising, promotion, marketing, manufacture, support and sale or license of any Proposed Company Product) infringe or misappropriate any Intellectual Property Rights of any Person, violate any similar right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its subsidiaries has received notice from any Person in the past five years claiming that such operation or any act, Company Product or Intellectual Property of the Company or any of its subsidiaries, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any valid basis therefor). Notwithstanding, the Company makes no representations under this Section with respect to: (1) any copyright infringement or trade secret misappropriation arising from software authored by, or modifications made by, or for, MGPE and/or Surviving Corporation following Closing; (2) any Patent infringement relating to a Proposed Company Product where MGPE (or any of the officers and directors of Surviving Corporation) has knowledge of such Patent infringement prior to marketing or selling such Proposed Company Product; (3) any Patent infringement relating to any Proposed Company Product that (i) was not substantially developed as of Closing, and (ii) MGPE fails to subject such Proposed Company Product to Patent infringement review in a manner consistent with MGPE's own Patent infringement review practices for its own products of a similar nature; nor (4) any future products of, or new services offered by, the MGPE and/or Surviving Corporation, other than the Proposed Company Products.

           (q) Neither this Agreement nor the transactions contemplated by this Agreement, will result in or purport to result, pursuant to any Contract to which the Company or any of its subsidiaries is a party, in any of the following, to the extent the following would not have occurred in the absence of this Agreement or the transactions contemplated hereby: (i) MGPE, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) MGPE, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) MGPE, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively.

           (r) To the knowledge of the Company, there are no legal opinions to the effect that any of the subject matters of the Intellectual Property Rights in the Company Intellectual Property may be or are invalid or unenforceable, or official actions or other notices from any Governmental Entity that any of the subject matters or claims of pending applications for registration constituting any of such Company Intellectual Property are unregistrable.

           (s) Except as disclosed in Section 3.13(s) of the Company Disclosure Schedule, to the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

           (t) Except as disclosed in Section 3.13(t) of the Company Disclosure Schedule, each of the Company and its subsidiaries has taken reasonable steps that are required or necessary to protect the Company's rights in confidential information and trade secrets of the Company and any of its subsidiaries or provided by any other Person to the Company or any of its subsidiaries. Without limiting the foregoing, (i) each of the Company and its subsidiaries has, and enforces, a policy requiring each current employee and former employee employed by the Company or its subsidiaries in the five years preceding the Effective Date, to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard form for employees (a copy of which is attached as Schedule 3.13(t)(i) hereto (the "Employee Proprietary Information Agreement")), (ii) each of the Company and its subsidiaries has, and enforces, a policy requiring each current consultant or contractor and former consultant or contractor engaged by the Company or its subsidiaries in the past five years preceding the Effective Date to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company's standard form for consultants or contractors (a copy of which is attached as Schedule 3.13(t)(ii) hereto (the "Consultant Proprietary Information Agreement")) and (iii) except as set forth in Section 3.13(t)(iii) of the Company Disclosure Schedule, all such current and former employees, consultants and contractors of the Company or any subsidiary who have modified, developed or enhanced Company Products, Proposed Company Products (to the extent in existence as of the Closing), User Documentation, or have contributed to the creation of services offered or proposed by the Company to be offered by the Company or any of its subsidiaries, or Intellectual Property Rights therein during the five (5) years preceding the Effective Date have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate. All current and former employees of the Company or any subsidiary (in the five (5) years preceding the Effective Date) that are or were, at the time of employment, residents of Canada or whose employment relationships are or were governed by applicable laws in Canada have executed written agreements with the Company or its subsidiaries that waive, to the maximum extent permitted under applicable law, for the benefit of the Company or its subsidiaries, as appropriate, all applicable Moral Rights in any works of authorship relating to the business of the Company or its subsidiaries, including but not limited to (to the extent applicable and where such waiver is permitted under applicable law) the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

           (u) Except as disclosed in Section 3.13(u) of the Company Disclosure Schedule, no Company Intellectual Property owned by the Company or its subsidiaries, Company Product or Proposed

Company Product (in each case, to the knowledge of Company only with respect to Intellectual Property licensed to Company or its subsidiaries) is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or any of its subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.

           (v) Except as set forth in Section 3.13(v) of the Company Disclosure Schedule, the Company and its subsidiaries have the exclusive right to bring actions against any Person that is infringing any Intellectual Property Rights that are Company Intellectual Property and to retain for themselves any damages recovered in any such action.

           (w) To the knowledge of the Company, no (i) Company Product or publication of the Company or any of its subsidiaries, (ii) material published or distributed by the Company or any of its subsidiaries, or (iii) conduct or statement of the Company or any of its subsidiaries (including published or public statements of their employees, agents and representatives) constitutes obscene material, a material defamatory statement or material, material false advertising or otherwise materially violates any similar law or regulation.

           (x) During the five (5) year period preceding the date hereof and to the knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property. No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. Schedule 3.13(x) of the Company Disclosure Schedule sets forth the government entities, universities, colleges, research centers, and other educational institutions of which, to the knowledge of the Company, any current or former employee, consultant or independent contractor of the Company or any of its subsidiaries who was involved in, or who contributed to, the creation or development of any Company Products or Proposed Company Products (to the extent in existence as of the Closing), was an employee during a period of time that such employee, consultant or independent contractor was also performing such services for the Company or any of its subsidiaries.

           (y) Except as set forth in Section 3.13(y) of the Company Disclosure Schedule, no Company Intellectual Property or Intellectual Property of a third party or in the public domain that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict one's ability to charge for distribution of software (collectively "Open Source"), was used in, incorporated into, integrated or bundled with any Intellectual Property that is, or was, incorporated in or used in the development or compilation of any Current Company Products or Proposed Company Products (to the extent in existence as of the Closing) or otherwise distributed by the Company or any of its subsidiaries. Section 3.13(y) of the Company Disclosure Schedule sets forth a list of all Open Source that is included in, or provided or distributed with, any Current Company Products or Proposed Company Products (to the extent in existence as of Closing) and for each use of Open Source: (i) a description of the functionality of the Open Source, (ii) the applicable license terms, (iii) the applicable Current Company Products or Proposed Company Products (to the extent in existence as of the Closing), and (iv) to the knowledge of the Company, the copyright holder(s) of such Open Source.

           (z) Except as set forth in Section 3.13(l) of the Company Disclosure Schedule, or pursuant to a Standard Form Agreement, and warranties implied by law, since January 1, 2001 and to the knowledge of the Company, neither the Company nor any of its subsidiaries has given any material warranties or indemnities relating to Current Company Products, Proposed Company Products or services offered or provided by the Company or any of its subsidiaries. The Company and its subsidiaries are in material compliance with all warranties applicable to the Company Products only as and to the extent that such warranties are enforceable against the Company and its subsidiaries (and/or the Surviving Corporation) as of the Closing Date. The Company has no material obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission in each case with respect to the infringement or misappropriation by the Company or any of its subsidiaries or such other Person of the Intellectual Property of any third Person.

           (aa) Section 3.13(aa) of the Company Disclosure Schedule sets forth the Scheduled Product Releases and the estimated release date for each such release. The Company has a good faith reasonable belief that it can achieve the release of such Scheduled Product Releases substantially in accordance with such estimated release date schedule and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to substantially meet such release schedule.

          (bb) Other than (i) as expressly required under a Standard Form Agreement (including Exhibits thereto entered into in the ordinary course of business) or (ii) under an enforceable written agreement entered into with customers or third party developers in the ordinary course of business (which agreements provide (1) portions of Source Code that do not disclose any material Trade Secrets (e.g., templates, sample code, learning materials, programmer documentation, APIs, interfaces, etc.), (2) provide a limited non-exclusive right to use such Source Code and (3) contains commercially reasonable confidentiality protections for such Source Code (collectively, "Ordinary Source Code Licenses")), neither the Company, any of its subsidiaries, nor any other Person acting on any of their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is embodied in any Current Company Product or Proposed Company Product. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property, except pursuant to a Standard Form Agreement or Ordinary Source Code License. Section 3.13(bb) of the Company Disclosure Schedule identifies each IP Contract (and other Contracts to the knowledge of the Company) to which the Company or any of its subsidiaries is a party pursuant to which the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of any Source Code that is Company Intellectual Property owned by Company or any of its subsidiaries. Except pursuant to Section 3.13(bb) of the Company Disclosure Schedule or pursuant to a Standard Form Agreement or Ordinary Source Code License, Source Code that is Company Intellectual Property has never been removed from the Company's (or its subsidiaries') owned or leased premises. Except pursuant to Standard Form Agreements or other non-exclusive "end user licenses" entered into in the ordinary course of business consistent with commercially reasonable practices which provide restricted rights to copy and use the Object Code of any Current Company Product or Proposed Company Product, no Person has been provided a copy of the Object Code of any of the Company Products or Proposed Company Products by the Company or any of its subsidiaries.

           (cc) All Current Company Products and services that have been provided by Company or any of its subsidiaries perform in all material respects in accordance with their advertised, displayed, distributed or published specifications. The Company Products will operate with the operating platforms and hardware specified in Section 3.13(cc) of the Company Disclosure Schedule, provided that they are used in accordance with the applicable User Documentation. Notwithstanding, Company makes no representations in this section with respect to any defects, malfunctions or nonconformities or any failure of a Company Product that have been effectively disclaimed or limited under applicable Law (including any enforceable Contract).

           (dd) Except for code that is intentionally included by the Company or its subsidiaries to protect the Company Products from unauthorized reproduction, use or piracy, or to limit the functionality of the Company Products in accordance with the applicable User Documentation or that is limited for the customer under the applicable sales or license terms in the version, release, edition, or level purchased or obtained by the customer (e.g., "Unlimited," "Complete," "Personal Learning Edition," demo or sample versions, student or education edition, etc.), all Company Products, Proposed Company Products (to the extent in existence as of the Closing) and Company Intellectual Property (owned by the Company, and all parts thereof) (and to the knowledge of the Company, Company Products, Proposed Company Products and Company Intellectual Property licensed to the Company or any of its subsidiaries) are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of such Company Product or Company Intellectual Property (or all parts thereof) or data or other software of users or, except in the case of unreleased products, otherwise cause them to be incapable of being used in the full manner contemplated in the applicable User Documentation and applicable sales or license terms ("Contaminants").

           (ee) To the knowledge of the Company, there are no "Critical Problems" with the Current Company Products other than those disclosed in writing to MGPE. For the purposes of the foregoing, "Critical Problem" means a problem, defect, malfunction, nonconformity or error which has been (or should reasonably be) assigned the most critical level of error for the Company's internal tracking and reporting systems (level 0) or that is otherwise characterized as a "fix or fail" problem, in each case in a manner consistent with past practices and reasonable industry standards. Without limiting the foregoing, there have been, and are, no claims asserted against the Company, any of its subsidiaries or (to the knowledge of Company any of their distributors) related to the Company Products or Company Intellectual Property and the Company and its subsidiaries have not received notice nor has any knowledge regarding any requirements to recall any Company Products.

           (ff) The User Documentation associated with any Current Company Product contains no misstatements that would reasonably be expected to result in damage or loss to the data, software or systems of users, or otherwise result in Liability to the Company or any of its subsidiaries.

           (gg) Since January 1, 2001 and prior thereto to the knowledge of the Company, all installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company or any subsidiary were preformed in material conformity with the terms and requirements of all applicable warranties and other applicable Contracts and with all applicable Laws.

           (hh) The Company and its subsidiaries have sufficient research and development in progress to make all Scheduled Product Releases, and thereafter to continue to add features to the Company Products and Proposed Company Products consistent with past practices, provided that the Surviving Corporation continues to invest in the same level and quality of resources in such research and development after Closing.

          (ii) The Company and its subsidiaries have information technology systems sufficient to operate the business as it is currently conducted and as contemplated by the Company to be conducted in the one year period following the date hereof. The Company and its subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the Company and its subsidiaries are free from Contaminants. The Company and its subsidiaries have taken all reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its subsidiaries. Except as set forth in Section 3.13(ii) of the Company Disclosure Schedule, since January 1, 2001 and to the knowledge of Company, there have been no successful unauthorized intrusions or breaches of the security of the information technology systems. The Company and its subsidiaries have implemented or are in the process of implementing (or in the exercise of reasonable business judgment have determined that implementation is not yet in the best interest of the Company and its subsidiaries) in a timely manner any and all security patches or security upgrades that are generally available for the Company's information technology systems.

           (jj) The Company and its subsidiaries have materially complied with all applicable laws and their respective privacy policies relating thereto. True and correct copies of all privacy policies of the Company and its subsidiaries are attached to Section 3.13(jj) of the Company Disclosure Schedule. The transactions contemplated by this Agreement (including the disclosures made by the Company or its subsidiaries in the course of the due diligence in anticipation of the transactions contemplated by this Agreement) are not in material breach of applicable privacy laws or regulations or the respective internal privacy policies of the Company or its subsidiaries. There is no complaint to or audit, proceeding, investigation or claim against, or to the knowledge of the Company threatened against, any of the Company or its subsidiaries or their businesses by the Office of the Privacy Commission of Canada or any other Governmental Entity, or by any Person in respect of the collection, use or disclosure of personal information by any Person in connection with the Company or its subsidiaries or their businesses.

           (kk) Section 3.13(kk) of the Company Disclosure Schedule sets forth an accurate and complete list of all Domain Names registered by or in the name of the Company or its subsidiaries or used in the business of the Company or its subsidiaries ("Owned Domain Names"). The Company and its subsidiaries are the sole registrants of all right, title and interest in and to the Owned Domain Names, in each case free and clear of any and all Liens (other than Permitted Liens), covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and none of the Company or its subsidiaries has received any notice or claim (whether written or oral) challenging the right to use or continue to use the Owned Domain Names, or suggesting that any other Person has any claim or legal or beneficial ownership with respect thereto. None of the Company or its subsidiaries has granted any person any right, license or permission to use any of the Owned Domain Names.

     SECTION 3.14 Taxes.

          (a) The term "Tax" means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits or other tax or customs duties, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax law or properly assessed or charged by any Taxing authority (domestic or foreign). For purposes of the definition of Tax, any interest, penalties, additions to tax or additional amounts that relate to taxes for any period, or a portion of any period, ended on or before the Effective Time shall include any interest, penalties, additions to tax, or additional amounts relating to taxes for such periods, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Effective Time.

          (b) For purposes of this Section 3.14, the term "Company" shall be deemed to include any predecessor of the Company or any person or entity from which the Company incurs a liability for Taxes as a result of transferee liability, joint and several liability, or a contract.

          (c) The Company has timely filed true, correct and complete tax returns, reports or estimates, all prepared in accordance with applicable laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due. All Taxes, as due and payable in respect of such returns, reports and estimates have been paid, and there is no current liability for any Taxes due in connection with any such returns. All Taxes not yet due and payable have been fully accrued on the books of the Company and adequate reserves have been established therefor. There are no unpaid assessments for additional Taxes for any period. All charges, accruals, and reserves for Taxes provided for on the financial statements delivered pursuant to Section 3.7 are adequate. All federal, state and foreign tax returns filed by the Company since its inception have been provided to MGPE on or before the Effective Time.

          (d) The Company has never been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes.

          (e) The Company is not a party of any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.

          (f) The Company has (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security unemployment Taxes and premiums, all in compliance with the withholding Tax provisions of the Code as in effect for the applicable year and other applicable federal, state, local or foreign laws.

          (g) No deficiencies or reassessments for any Taxes have been proposed, asserted or assessed against the Company by any federal, state, local or foreign taxing authority.

          (h) The Company has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or have the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by the Company with respect to any Taxes is currently in force that will survive after the Effective Time.

          (i) No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or tax returns of the Company and no additional issues are being asserted against the Company in connection with any existing audits of the Company.

          (j) The Company has not entered into any agreement relating to Taxes which affects any taxable year ending after the Effective Time.

          (k) The Company has not agreed to and it is not required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Effective Time. Neither the Internal Revenue Services (the "IRS") nor any other agency has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the Effective Time. The Company has no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Effective Time.

          (l) The Company is not and never has been a party to any tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

          (m) The Company is not a "U.S. Real Property Holding Company" within the meaning of Code section 897 or section 1445.

          (n) The Company has not consented to the application of Code section 341(f).

          (o) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by reason of Code section 280G.

          (p) No asset of the Company is tax-exempt use property under Code section 168(h).

          (q) No portion of the cost of any asset of the Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code section 103(a).

          (r) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code section 168(f)(8).

          (s) The Company does not have and has not had a permanent establishment in any foreign country and does not and has not engaged in a trade or business in any foreign country.

          (t) The Company has never been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368 or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code section 355.

          (u) None of the interest payable by the Company is nondeductible under Code section 163 or is treated as interest on corporate acquisition indebtedness under Code section 279.

          (v) There are no liens for Taxes on any assets of the Company, except for liens for current Taxes not yet due.

     SECTION 3.15 Labor Matters.

          (a) The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by them.

          (b)   (i) The Company is in compliance in all material respects with all federal, state and other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, the payment of social security and similar taxes, occupational safety and health and plant closing, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company; (iv) no grievance that might have an adverse effect upon the Company or the conduct of their respective businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (v) no collective bargaining agreement is currently being negotiated by the Company.

     SECTION 3.16 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal semiconductor industry practice.

     SECTION 3.17 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting as a single class in which each share of Company Common Stock is entitled to one vote, is the only vote of the holders of any class or series of capital stock or other equity interests of the Company necessary to approve the Merger and the transactions contemplated hereunder other than any vote required under Section 5.4 for purposes of section 280G of the Code.

     SECTION 3.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

     SECTION 3.19 Related Party Transactions.

          (a) Except as set forth in Section 3.19 of the Company Disclosure Schedule, none of the Company or any of the Company's Affiliates owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company or any organization which has a Contract with the Company. None of the Company's Affiliates has any Contract with the Company which is not on arms-length terms. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there is no indebtedness between the Company, on the one hand, and the Company senior management or any of the Company's Affiliates, on the other hand.

          (b) Except as set forth in Section 3.19 of the Company Disclosure Schedule, the Company is not a party to any oral or written (i) agreement with any executive officer or other key employee of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee extending for a period longer than one year after the Effective Time or (ii) plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     SECTION 3.20 Investment Company Act. The Company (i) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, the Company is not required to be registered under the Investment Company Act.

     SECTION 3.21 Capital Expenditures. The Company’s outstanding capital expenditure commitments as of the date hereof are as set forth on Section 3.21 of the Company Disclosure Schedule. The Company’s capital expenditure projects through the Effective Time (exclusive of the Company’s outstanding capital expenditure commitments as of the date hereof) will not exceed $0.

     SECTION 3.22 Assets Register. Section 3.22 of the Company Disclosure Schedule sets forth a true and correct tangible assets register as of September 30, 2006 showing an aggregate book value of such assets.

     SECTION 3.23 Disclosure. No representation or warranty made by the Company in this Agreement contains or, as of the Effective Time, will contain any untrue statement of a material fact or omits or, as of the Effective Time, will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     SECTION 3.24 No Undisclosed Liabilities. The Company has no claims, liabilities or indebtedness (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown except as set forth or reflected on the Financial Statements or referred to in the footnotes thereto (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law or arising out of any action, suit or legal, administrative or arbitration proceeding or investigation before or by any Governmental Entity). The Company is not in default in respect of the terms and conditions of any indebtedness or obligation binding upon it.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MGPE

     MGPE hereby represents and warrants to the Company as follows:

     SECTION 4.1 Organization and Qualification; Subsidiaries. MGPE has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a MGPE Material Adverse Effect. MGPE is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a MGPE Material Adverse Effect. For purposes of this Agreement, "MGPE Material Adverse Effect" means any change affecting, or condition having an effect on, MGPE that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, condition (financial or otherwise) or results of operations of MGPE other than any change or condition relating to the economy or securities markets in general, and not specifically relating to MGPE.

     SECTION 4.2 Articles of Incorporation and By-laws; Corporate Books and Records. The copies of MGPE's Articles of Incorporation and By-laws that are included or incorporated by reference as exhibits to MGPE's Form 10-KSB for the year ended December 31, 2005 are complete and correct copies thereof as in effect on the date hereof. MGPE is not in violation of any of the provisions of its Articles of Incorporation or By-laws.

     SECTION 4.3 Capitalization. The authorized capital stock of MGPE consists of 100,000,000 shares of MGPE Common Stock. As of December 31, 2006, 5,971,250 shares of MGPE Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights. As of December 31, 2006, 265,000 shares of MGPE Common Stock were reserved for issuance upon exercise of stock options, rights and warrants outstanding as of such date. As of the date hereof, except for stock options and agreements or arrangements referred to in this Section 4.3, there were no options, warrants or other rights to purchase capital stock of MGPE, or securities convertible into or exchangeable for such capital stock or obligating MGPE to issue or sell any shares of capital stock, or securities convertible into or exchangeable for such capital stock of MGPE. The shares of MGPE Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

     SECTION 4.4 Authority Relative to This Agreement. MGPE has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by MGPE. Each of (a) the execution and delivery of this Agreement by MGPE and the consummation by MGPE of such transactions and (b) the issuance of shares of MGPE Common Stock in accordance with the Merger has been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of MGPE. This Agreement has been duly authorized and validly executed and delivered by MGPE and constitutes a legal, valid and binding obligation of MGPE, enforceable against MGPE in accordance with its terms.

     SECTION 4.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by MGPE do not, and the performance of this Agreement by MGPE will not, (1) conflict with or violate any provision of the Articles of Incorporation or By-laws of MGPE, (2) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, that all filings and notifications described in Section 4.5(b) have been made, conflict with or violate any foreign or domestic Law applicable to MGPE or any MGPE subsidiary or by which any property or asset of MGPE or any MGPE subsidiary is bound or affected or (3) result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of MGPE or any MGPE subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation, except, with respect to clauses (2) and (3), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to either (A) have a MGPE Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by MGPE.

          (b) The execution and delivery of this Agreement by MGPE do not, and the performance of this Agreement by MGPE will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (1) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), state securities or "blue sky" laws, the rules and regulations of the NYSE, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), foreign antitrust and competition laws and the filing and recordation of the Certificate of Merger as required by the DGCL and (2) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent MGPE from performing its material obligations under this Agreement or (C) have a MGPE Material Adverse Effect.

     SECTION 4.6 SEC Filings; Financial Statements.

          (a) All registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, of MGPE (collectively, the "MGPE SEC Filings") (1) as of their respective dates were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (2) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the MGPE SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the financial position of MGPE as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a MGPE Material Adverse Effect). The books and records of MGPE have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

     SECTION 4.7 Absence of Certain Changes or Events. From September 30, 2006 to the date of this Agreement, except as specifically contemplated by, or as disclosed in, this Agreement, there has not been (a) any MGPE Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a MGPE Material Adverse Effect, (b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by MGPE, or (c) any action taken by MGPE during the period from September 30, 2006 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

     SECTION 4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of MGPE or any MGPE Subsidiary except for Mr. Rick Turbin.

     SECTION 4.9 Disclosure. No representation or warranty made by MGPE in this Agreement contains or, as of the Effective Time, will contain any untrue statement of a material fact or omits or, as of the Effective Time, will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no material fact peculiar to MGPE which has not been disclosed to the Company.

ARTICLE V

COVENANTS

     SECTION 5.1 Conduct of Business by the Company Pending the Effective Time.

          (a) The Company agrees that, between the date of this Agreement and the Effective Time, except as specifically permitted by Sections 2.5, 2.6, 5.1(b), 5.4, 6.1, 6.2 or 6.5 of this Agreement, unless MGPE shall otherwise agree in writing: (a) the business of the Company shall be conducted in the ordinary course of business consistent with past practice and (b) the Company shall use its reasonable best efforts to keep available the services of such of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with such of the customers, suppliers and other persons with which the Company has significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by Sections 2.5, 2.6, 5.1(b), 5.4, 6.1, 6.2 or 6.5 of this Agreement, the Company shall not (unless required by applicable Laws) between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of MGPE:

     (i) amend or otherwise change its Certificate of Incorporation or By-laws;

     (ii) (1) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other equity interests in, the Company of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any phantom interest), of the Company, other than the issuance of Company Common Stock upon the exercise of Company Options or Warrants in accordance with their terms or in accordance with the terms of Section 5.1(b) below or (2) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company;

     (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

     (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (v) (1) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice; (2) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except pursuant to the agreements on the date hereof that are set forth in Section 5.1 of the Company Disclosure Schedule; (3) terminate, cancel or request any material change in, or agree to any material change in, any Contract other than in the ordinary course of business; (4) make or authorize any capital expenditures in excess of $25,000 (excluding any outstanding capital expenditure commitments set forth in Section 3.21); or (5) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1;

     (vi) except as may be required by contractual commitments with respect to severance or termination pay in existence on the date hereof as disclosed in Section 3.9 of the Company Disclosure Schedule: (1) increase the compensation payable or to become payable to its officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company which are not across-the-board increases), (2) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement or (3) take any affirmative action to accelerate the vesting of any stock-based compensation;

     (vii) make any change in accounting policies or procedures except as required by GAAP or by a Governmental Entity;

     (viii) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

     (ix) make any material Tax election, change any existing procedure or practice with respect to filing and preparing its Tax return or settle or compromise any material federal, state or local Tax liability;

     (x) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

     (xi) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $25,000 except for depreciation and amortization in accordance with GAAP consistently applied or any adjustment that GAAP may require;

     (xii) take any action to exempt or make not subject to (1) the provisions of Section 203 of the DGCL, or (2) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or any person or entity (other than MGPE or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

     (xiii) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except, in every case, as may be required by applicable Law; or

     (xiv) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

          (b) The Company shall be permitted to grant Company Options under the Company Stock Option Plan to employees first employed by the Company between the date of the Agreement and the Effective Time in such amounts and containing such economic terms as reasonably determined by the Company and as reasonably approved by MGPE (which approval shall not be unreasonably withheld), it being understood that such Company Options shall not be included in the calculation of Company Fully-Diluted Common Stock for the purpose of Section 2.01(a) hereof.

     SECTION 5.2 Conduct of Business by MGPE Pending the Effective Time. Except as specifically permitted by any other provision of this Agreement, MGPE shall not (unless required by applicable Laws) between the date of this Agreement and the Effective Time, directly or indirectly, take, or agree to take, without the prior written consent of the Company any action that is intended or could reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except, in every case, as may be required by applicable Law.

     SECTION 5.3 Cooperation. The Company and MGPE shall coordinate and cooperate in connection with (a) the preparation of the Proxy Statement (as defined in Section 6.1(a)), (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the Merger and (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and timely seeking to obtain any such actions, consents, approvals or waivers.

     SECTION 5.4 Employee Benefit Covenant. Prior to the Effective Time, the Company shall submit to a stockholder vote the right of any "disqualified individual" to receive any and all payments that could be deemed "parachute payments" (as defined in Code section 280(c)) under Code section 280G(b), in a manner that satisfies the shareholder approval requirements for the small business exemption of Code section 280G(b)(5). In addition, prior to the Effective Time, the Company shall provide adequate disclosure to the stockholders of the Company of all material facts concerning all payments that, but for such vote, could be deemed "parachute payments" to a "disqualified individual" under Code section 280G in a manner that satisfies Code section 280G(b)(5)(B).

     SECTION 5.5 Financial Statements. Unless the Effective Time occurs prior to March 31, 2007, no later than March 31, 2007, the Company shall deliver to MGPE financial statements of the Company as of December 31, 2006 and the related statements of operations, for the year then ended. The 2006 Financial Statements, when delivered under this Section 5.5, shall be deemed to be "Financial Statements" for purposes of the representation in Section 3.7 hereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

     SECTION 6.1 Proxy Statement.

          (a) If required by Law, as promptly as practicable after the execution of this Agreement, delivery by the Company to MGPE of 2006 Financial Statements and the filing by MGPE of its Annual Report on Form 10-K for the year ended on December 31, 2006 with the Securities and Exchange Commission (the "SEC"), MGPE and the Company shall prepare and file with the SEC a proxy statement relating to the meeting of MGPE's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). Each of MGPE and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Proxy Statement.

     No amendment or supplement to the Proxy Statement will be made by MGPE or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). MGPE will advise the Company of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (b) The information supplied by MGPE for inclusion in the Proxy Statement shall not, at (1) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders, (2) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of MGPE, (3) the time of the Company Stockholders' Meeting (as defined in Section 6.2), and (4) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to MGPE or any MGPE subsidiary, or their respective officers or directors, should be discovered by MGPE which should be set forth in an amendment or a supplement to the Proxy Statement, MGPE shall promptly inform the Company. All documents that MGPE is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (c) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (1) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (2) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of MGPE, (3) the time of the Company Stockholders' Meeting, and (4) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform MGPE. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.2 Company Stockholders' Meetings. If required Law, the Company shall call and hold a meeting of its stockholders or if applicable and upon the approval of MGPE (which approval shall not be unreasonably withheld), a written action of stockholders of the Company in lieu of a meeting (the "Company Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval of the Merger.

     SECTION 6.3 Access to Information. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or MGPE or MGPE subsidiaries is a party (which such person shall use reasonable best efforts to cause the counterparty thereto to waive, which reasonable efforts shall not require the advance of funds) or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, each party shall (and shall cause its subsidiaries to): (1) provide to the other party (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (2) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty made in this Agreement.

     SECTION 6.4 No Solicitation of Transactions.

          (a) Except with respect to its affiliate, Intrepid Defense Security Systems, Inc., the Company shall not, directly or indirectly, take (nor shall the Company authorize or permit its Representatives or other affiliates to take) any action to (1) encourage (including by way of furnishing nonpublic information), solicit, initiate or facilitate any Acquisition Proposal (as defined in Section 6.4(c)), (2) enter into any agreement with respect to any Acquisition Proposal or (3) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal.

          (b) The Company will as promptly as practicable communicate to MGPE any inquiry received by it relating to any potential Acquisition Proposal and the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it; and shall keep MGPE fully informed on a prompt basis with respect to any developments with respect to the foregoing.

          (c) "Acquisition Proposal" means any offer or proposal concerning any (1) merger, consolidation, business combination, or similar transaction involving the Company, (2) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company representing 10% or more of the assets of the Company, (3) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of the Company or (4) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the outstanding voting capital stock of the Company.

          (d) Neither the Board of Directors of the Company nor any committee thereof shall (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to MGPE, the approval or recommendation by the Board of Directors or such committee of the adoption and approval of the Merger and the matters to be considered at the Company Stockholders' Meeting, (2) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (3) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

     SECTION 6.5 Appropriate Action; Consents; Filings.

          (a) The Company and MGPE shall use their reasonable best efforts to (1) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (2) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by MGPE or the Company or MGPE subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (3) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other applicable Law; provided, however, that MGPE and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, further, that nothing in this Section 6.5(a) shall require MGPE to agree to (1) the imposition of conditions, (2) the requirement of divestiture or (3) the requirement of expenditure of money by MGPE or the Company to a third party in exchange for any such consent that, in any such case, would be materially adverse to MGPE, the Company and their subsidiaries, taken as a whole). The Company and MGPE shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. The Company and MGPE shall not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the Company and MGPE to consummate the transactions contemplated by this Agreement.

          (b)     (1) The Company and MGPE shall give (or MGPE shall cause MGPE subsidiaries to give) any notices to third parties, and use, and MGPE shall cause MGPE subsidiaries to use, all reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule, or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a MGPE Material Adverse Effect from occurring prior to or after the Effective Time.

                    (2) In the event that either party shall fail to obtain any third party consent described in subsection (b)(1) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and MGPE, MGPE subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify MGPE in writing, or MGPE shall notify the Company in writing, as the case may be, of any pending or threatened action or suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (1) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into MGPE Common Stock pursuant to the Merger or (2) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of MGPE or its subsidiaries to own or operate all or any portion of the businesses or assets of the Company, which in either case would reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or a MGPE Material Adverse Effect after the Effective Time.

          (d) Each of the parties acknowledges and agrees that on and after the Effective Time the Surviving Corporation shall not have the right to issue any shares without the unanimous consent of all of the members of the Board of Directors of the Surviving Corporation in which the former shareholders of MGPE shall have the right to nominate members (the "MGPE Nominees"). The Company agrees that it shall use its reasonable best efforts to support the voting of the Stockholders in favor of the MGPE Nominees.

          (e) Each of MGPE and the Company acknowledges and agrees that the Surviving Corporation shall form the Compensation Committee of the Board of Directors of the Surviving Corporation. Each of MGPE and the Company further acknowledges and agrees that Mr. Ryan Hamouth shall be nominated to the Compensation Committee, and the Company shall use its reasonable best efforts to support the voting of the members of the Board of Directors nominated by the Company in favor of Mr. Ryan Hamouth.

     SECTION 6.6 Letters of Accountants. Each of MGPE and the Company shall use their reasonable best efforts to cause to be delivered to the other two letters from their respective independent public accountants, one dated the date on which the Proxy Statement is first delivered to stockholders and one dated a date within two business days before the Effective Time, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent public accountants.

     SECTION 6.7 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of the Company or MGPE, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.8 Plan of Reorganization. The Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368 -2(g) of the income tax regulations promulgated under the Code. From and after the date hereof and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code.

     SECTION 6.9 Indemnification. From and after the Effective Time for a period of two years, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to indemnify each person who is or was a director or officer of the Company pursuant to any indemnification provision contained in the Company Certificate of Incorporation or Company By-laws, each as amended and as in effect on the date hereof.

     SECTION 6.10 Further Undertakings.

          (a) The Surviving Corporation shall arrange for or provide for an additional amount of financing in the amount of $10,000,000 over the period of 90 days from and after the Effective Time, all in accordance with the Company's scheduled application of funds attached as Section 6.11(a) to the Company Disclosure Schedule. The parties agree that any amount over $1,500,000 referred to in Section 7.3(d) shall be counted against the amount of $10,000,000.

          (b) MGPE will use its reasonable best efforts to provide for the payment of $325,000 in cash to James C. Fischbach against the deferred compensation in the amount of $1,325,000 otherwise due to him by the Company. Such payment to be made in equal monthly installments over the first six months after the Effective Time, provided such payments will not have a material adverse effect on the Surviving Corporation.

          (c) The balance of $1,000,000, otherwise payable to James C. Fischbach, referred to above, shall be in the form of shares of Convertible Preferred Stock of the Surviving Corporation (the "Convertible Preferred Stock"). Such Convertible Preferred Stock shall be created under the DGCI with such terms and conditions such as preferences and convertibility, as may be negotiated by MGPE, the Company, and James C. Fischbach in accordance with usual terms in such instances; provided, however, that the $1,000,000 face value of such shares shall be convertible into Surviving Corporation Common

Stock at the conversion rate of $2 for each such share at the time of conversion. Pursuant to the terms of such Convertible Preferred Stock, conversion may take place, at the option of the holder, James C. Fischbach, any time after the three year period from and after the Effective Time. The parties agree that such terms and conditions will be agreed upon in the ordinary course with reasonable diligence subsequent to the execution of this Agreement and the Effective Time.

          (d) Both parties shall agree on a new Chief Financial Officer of the Surviving Corporation.

ARTICLE VII

CLOSING CONDITIONS

     SECTION 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a) Stockholder Approval. If required by Law, this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company and, if applicable, by the requisite vote of the stockholders of MGPE.

          (b) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

          (c) Consents and Approvals. All consents, approvals and authorizations of any Governmental Entity or other person required to be set forth in Section 3.5 or 4.5 or the related sections of the Company Disclosure Schedule as necessary to consummate the Merger shall have been obtained (in each case, without (1) the imposition of conditions, (2) the requirement of divestiture or (3) the requirement of expenditure of money by MGPE or the Company to a third party in exchange for any such consent that, in any such case, would be materially adverse to MGPE, MGPE subsidiaries, taken as a whole, and the Company), except for such consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a MGPE Material Adverse Effect after the Effective Time.

          (d) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated or the parties determine that the HSR Act is not applicable to the transactions contemplated hereby.

          (e) Certificate of Merger. Prior to the Effective Time, the Certificate of Merger shall be accepted for filing with the Secretary of State of the State of Delaware.

     SECTION 7.2 Additional Conditions to Obligations of MGPE. The obligations of MGPE to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. MGPE shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. MGPE shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

          (c) Accountant Letters. MGPE shall have received from the Company "cold comfort" letters, dated the date that the Proxy Statement is first mailed to stockholders and a date within two Business Days before the Effective Time and addressed to MGPE, in form and substance reasonably satisfactory to MGPE and reasonably customary in scope and substance for comfort letters delivered by independent public accountants.

     SECTION 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of MGPE contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall have received a certificate of a responsible officer of MGPE to that effect.

          (b) Agreements and Covenants. MGPE shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of a responsible officer of MGPE to that effect.

          (c) Financing. MGPE shall have provided for financing in the amount of $1,500,000.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the Stockholders:

          (a) by mutual consent of MGPE and the Company;

          (b)     (1) by MGPE (provided that MGPE is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 7.2(a) or Section 7.2(b) will not be satisfied and, in either such case, such breach or condition has not been promptly cured within 30 days following receipt by the Company of written notice of such breach;

                    (2) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by MGPE of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 7.3(a) or Section 7.3(b) will not be satisfied and such breach or condition has not been promptly cured within 30 days following receipt by MGPE of written notice of such breach;

          (c) by either MGPE or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction, any arbitrator or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable (so long as the party seeking termination is not in breach of Section 6.5(a) hereof); or

          (d) by either MGPE or the Company if the Merger shall not have been consummated before June 30, 2007.

     SECTION 8.2 Effect of Termination. Notwithstanding any other provision, no termination of this Agreement shall release any party of any liabilities arising hereunder for any pre-termination breaches hereof or intentional misrepresentations made herein.

     SECTION 8.3 Amendment. This Agreement may be amended upon the agreement of all parties hereto; provided, however, that, after approval of the Merger by the Stockholders, no amendment may be made without further Stockholder approval which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by the Stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     SECTION 8.5 Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, MGPE shall pay the fees, expenses and disbursements of MGPE and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by MGPE under this Agreement. If the transactions herein contemplated shall be consummated, MGPE shall pay (or promptly reimburse, the fees, expenses and disbursements of the Company and the Stockholders and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by the Company and the Stockholders under this Agreement. If the transactions herein contemplated shall not be consummated, the Company shall pay all fees, expenses and disbursements of the Company and the Stockholders and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by the Company and the Stockholders under this Agreement, except for the fees of counsel of the Company, which shall be the responsibility of MGPE, regardless of the consummation of the transactions contemplated hereby .

ARTICLE IX

GENERAL PROVISIONS

     SECTION 9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by a nationally recognized courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(a)     If to MGPE, addressed to it at:
Mangapets, Inc.
2608 Finch Hill
Vancouver, B.C., Canada V7S 3H1
Telecopier No.: (604) 921-7709
Attention: Mr. Rene Hamouth

With a copy to:

Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Telecopier No.: (212) 294-4700
Attention: Nikolai B. Krylov, Esq.

(b) If to the Company, addressed to it at:

Intrepid World Communications Corp.
555 S. Old Woodward
Suite 1109
Telecopier No.: (248) 593-1723
Attention: Mr. James C. Fischbach

With a copy to:

John Phelps Clark & Associates
116 Montowese Street
P.O. Box 719
Branford, CT 06405

Telecopier No.: (203) 483-3938
Attention: John P. Clark, Esq.

     SECTION 9.2 Certain Definitions. For purposes of this Agreement, the term:

          (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

          (b) "Business Day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "knowledge" means actual knowledge of James C. Fischbach after due investigation and knowledge and information that are or should be available to a person by virtue of such person's position;

          (e) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

          (f) "subsidiary" or "subsidiaries" of MGPE, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which MGPE, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     SECTION 9.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.5 Entire Agreement. This Agreement (together with the Exhibits, the Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Escrow Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 9.6 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the Stockholders of the Company and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.8 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties.

     SECTION 9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without reference to principles of conflicts of laws.

     SECTION 9.10 Publicity. The Company shall not issue any press release or otherwise make public any information with respect to this Agreement or the transactions contemplated hereby, prior to the Effective Time, without the prior written consent of MGPE. MGPE shall not issue any press release or otherwise make public any information with respect to this Agreement or the transactions contemplated hereby, prior to the Effective Time, without the prior written consent of the Company, unless otherwise required by law.

     SECTION 9.11 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.12 Time of the Essence. Time is of the essence with respect to the obligations of the parties hereunder.

[signature page follows]

     IN WITNESS WHEREOF, MGPE and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MANGAPETS, INC.

By: __________________________________
Name:
Title:

INTREPID WORLD COMMUNICATIONS
CORPORATION

By: __________________________________
Name:
Title: